Exhibit 10.16

FVA VENTURES, ROPART MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT has been in effect since January 1, 2008 and is between (i) FVA Ventures, Inc. (“ViSalus”) or (“The Company” and (ii) Ropart Asset Management, LLC, its affiliates, successors and or assignees (“RAM”). Either party may cancel this agreement on 30 days notice.

The Company desires for RAM to provide certain ongoing management and advisory services to the Company, and RAM is willing to provide such services, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Services. During the term of this Agreement, RAM shall provide such advisory and management services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request, which may include, but are not limited to the areas of: performance and operations monitoring, business development guidance and in general business policies such as corporate development, best practices, staff development, assistance in executive recruitment, analytical support, strategic planning, acquisition guidance/support/strategy and corporate finance that ViSalus shall from time to time reasonably request. As part of the services to be rendered by RAM hereunder, RAM may bring investment opportunities to the Company. Unless an investment opportunity is directly related to the Company, RAM shall have no obligation to bring such opportunity to the Company, and the Company acknowledges that RAM may and does engage in other businesses and ventures and possesses or may possess an interest therein.

Section 2. Compensation. In consideration of the services provided and to be provided hereunder, the Company shall pay in cash, an annual management fee to RAM which shall be payable in monthly installments. The annual management fee to RAM shall be in the amount of:

(i)	$120,000 for 2008

(ii)	$90,000 for subsequent years unless a revised amount is mutually agreed upon by the parties

(b) Commissions. RAM has and may continue to introduce new business clients to ViSalus. RAM will NOT seek additional compensation NOR any commissions arising from these business introductions.

Section 3. Timing of Payments. RAM acknowledges that the timing of the payments may be delayed by the Board of Directors of the Company if the payment would result in the breach of any existing covenant or condition of any debt obligation of the Company. Any fee earned but not paid will be carried as an account payable by the Company and will be paid as soon as operating cash flow allows, such that the payment of the fee does not result in the breach of any existing covenant or condition of any debt obligation of the Company and in any event, shall be paid in full (on a pro rata basis) upon the sale of the Company or substantially all of the Company’s assets.

Section 4. Reimbursement. RAM and its affiliates shall be entitled to reimbursement of all reasonable out-of-pocket expenses (including attorneys’ fees and travel expenses) incurred in connection with the performance of RAM’s services under this Agreement (other than salary expenses and associated overhead charges), which amounts shall be promptly reimbursed by the Company upon request.

ROPART MANAGEMENT SERVICES AGREEMENT

Section 5. No Liability.

(a) None of RAM, any of its affiliates or any of their respective partners, officers, managers, directors, stockholders, agents or employees (each an “Indemnified Party”) shall have any liability to the Company or any of its affiliates for any services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct.

(b) The Company hereby agrees to indemnify each Indemnified Party against any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including attorney’s fees, arising from any claims by third parties relating to this Agreement, or any Indemnified Party’s equity interest in the Company.

(c) Nothing in this Section 5 will supersede any conflicting clauses contained in either the ViSalus Holdings, LLC or the Membership Interest Purchas Agreement between ViSalus and Blyth, Inc.

Section 6. Agency and Representation. RAM shall be considered as an independent contractor of the Company. Neither party shall be deemed to be a partner or agent of the other party, and neither party will have the right or power to bind the other party in any contract or to the performance of any obligations as to any third party.

Section 7. Limited Warranty. RAM warrants to Company that the services shall be provided in accordance with RAM’s then-existing standard practices. EXCEPT AS STATED IN THE FOREGOING SENTENCE, THE SERVICES PROVIDED BY RAM TO COMPANY HEREUNDER ARE WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding the foregoing, RAM will not commit gross negligence or willful misconduct in the provision of the services hereunder.

Section 8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, when delivered via a nationally recognized overnight courier or when sent via facsimile (with written confirmation). Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

FVA Ventures, Inc

1607 E. Big Beaver Rd, Suite 110

Troy, MI 48083

ROPART MANAGEMENT SERVICES AGREEMENT

To RAM:

Ropart Asset Management, LLC.

One East Weaver Street

Greenwich, CT 06891

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 9. Successors and Assigns. This Agreement shall be binding upon the Company and its successors. This Agreement may not be assigned by either party without the other party’s consent; provided, however, that RAM may assign this Agreement to any affiliated entity succeeding to RAM’s portfolio management functions. This Agreement does not confer any rights or remedies upon any person other than RAM and the Company and their respective successors and permitted assigns.

Section 10. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 4th of March 2009.

FVA VENTURES, INC.:

By:	/s/ John Tolmie

ROPART ASSET MANAGEMENT, LLC:

By:	/s/ Jonathan Shapiro
Its: Partner